Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Commvault Announces Fiscal 2024 First Quarter Financial Results

Tinton Falls, N.J. – August 1, 2023 – Commvault [Nasdaq: CVLT] today announced its financial results for the fiscal first quarter ended June 30, 2023.

“We’re off to a solid start to our fiscal year, highlighted by accelerated subscription revenue momentum and continued operating discipline," said Sanjay Mirchandani, President and CEO. "We’re excited about the opportunity ahead and remain committed to helping our customers manage the shifting demands of an ever-changing data protection market.”

Fiscal 2024 First Quarter Highlights -
•Total revenues were $198.2 million, flat year over year
•Total ARR1 grew to $686 million, up 15% year over year
•Subscription revenue was $97.3 million, up 11% year over year
•Subscription ARR1 grew to $500 million, up 32% year over year
•Income from operations (EBIT) was $18.5 million, an operating margin of 9.3%
•Non-GAAP EBIT2 was $43.5 million, an operating margin of 22.0%
•Operating cash flow increased 74% year over year to $39.0 million, with free cash flow2 of $37.9 million
•First quarter share repurchases were $51 million, or approximately 779,000 shares of common stock

Financial Outlook for Second Quarter and Full Year Fiscal 2024 -
We are providing the following guidance for the second quarter of fiscal year 2024:
•Total revenues are expected to be between $193 million and $197 million
•Subscription revenues are expected to be between $95 million and $99 million
•Non-GAAP operating margin2 is expected to be approximately 20.0%

We are reconfirming the following guidance for the full fiscal year 2024:
•Total ARR1 is expected to grow 13% year over year
•Total revenues are expected to be between $805 million and $815 million
•Subscription revenues are expected to be between $420 million and $430 million
•Non-GAAP operating margin2 is expected to grow between 50 to 100 basis points year over year
•Free cash flow2 is expected to be approximately $170 million
The above statements are based on the incorporation of actual first quarter results and current targets. These statements are forward looking and made pursuant to the safe harbor provisions discussed in detail below. We do not undertake any obligation to update these forward-looking statements. Actual results may differ materially from anticipated results.

Conference Call Information
Commvault will host a conference call today, August 1, 2023 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results. The live webcast and call dial-in numbers can be accessed by registering under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault (NASDAQ: CVLT) is a global leader in cloud data protection. Our industry-leading platform redefines the next generation of data protection as the only solution with comprehensive data protection, proactive data defense, advanced ransomware protection, and a single view across all your data. This lets you secure, defend, and recover your data, applications, and production workloads – on-premises, in the cloud, over SaaS, or spread across hybrid and multi-cloud environments. The result is early warning of attacks, active defense to reduce the impact of intrusion, and rapid, accurate recovery of your data. Simply put, Commvault is data, protected. For over 25 years, more than 100,000 organizations have relied on Commvault to keep their data secure and ready to drive business growth. Learn more at Commvault.com or follow us at @Commvault.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report on Form 10-K and "Item 1A. Risk Factors" in our most recent quarterly report on Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements.

1 Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription (including term licenses, SaaS and utility software), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), and managed services. It excludes any element of the arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Subscription ARR includes only term licenses, SaaS and utility software arrangements. Contracts are annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365.

ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

2 A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Revenue Overview
($ in thousands)

	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24
Revenue Summary:
Subscription	$87,628	$78,239	$87,380	$94,537	$97,290
Perpetual license	17,798	19,831	19,728	17,561	13,155
Customer support	81,317	77,996	77,665	77,335	76,915
Other services	11,238	11,991	10,301	14,045	10,790
Total revenues	$197,981	$188,057	$195,074	$203,478	$198,150

	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24
Y/Y Growth:
Subscription	67%	50%	13%	9%	11%
Perpetual license	(45)%	(28)%	(30)%	(25)%	(26)%
Customer support	(9)%	(11)%	(10)%	(9)%	(5)%
Other services	19%	12%	(8)%	28%	(4)%
Total revenues	8%	6%	(4)%	(1)%	—%

Constant Currency
($ in thousands)

The constant currency impact is calculated using the average foreign exchange rates from the prior year period and applying these rates to foreign-denominated revenues in the current corresponding period. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Subscription	Perpetual License	Customer Support	Other Services	Total
Q1'23 Revenue As Reported (GAAP)	$87,628	$17,798	$81,317	$11,238	$197,981
Q1'24 Revenue As Reported (GAAP)	$97,290	$13,155	$76,915	$10,790	$198,150
% Change Y/Y (GAAP)	11%	(26)%	(5)%	(4)%	—%
Constant Currency Impact	$538	$168	$440	$59	$1,205
% Change Y/Y Constant Currency	12%	(25)%	(5)%	(3)%	1%

Revenue by Geography1
($ in thousands)

	Q1'23		Q2'23		Q3'23		Q4'23		Q1'24
	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth	Revenue	Y/Y Growth
Americas	$122,609	10%	$116,191	11%	$108,107	(9)%	$122,337	(1)%	$122,124	—%
International	75,372	4%	71,866	(2)%	86,967	3%	81,141	(1)%	76,026	1%
Total revenues	$197,981	8%	$188,057	6%	$195,074	(4)%	$203,478	(1)%	$198,150	—%

1 Our Americas region includes the United States, Canada, and Latin America. Our International region primarily includes Europe, Middle East, Africa, Australia, India, Southeast Asia, and China.

Total ARR and Subscription ARR1
($ in millions)

Total ARR
$595
$604
$641
$668
$686
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24

Subscription ARR
$378
$401
$443
$477
$500
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24

Income from Operations (EBIT)
•Income from operations (EBIT) was $18.5 million, a 9.3% operating margin
•Non-GAAP EBIT2 was $43.5 million, a 22.0% operating margin

GAAP and Non-GAAP Net Income2
•GAAP net income was $12.6 million, or $0.28 per diluted share
•Non-GAAP net income2 was $32.5 million, or $0.72 per diluted share

Cash Summary and Share Repurchases
•Cash flow from operations was $39.0 million in the first quarter
•As of June 30, 2023, ending cash and cash equivalents was approximately $274.6 million
•During the first quarter, Commvault repurchased $51.0 million, or 779,000 shares, of common stock at an average share price of approximately $65.54 per share

1 An explanation of ARR and subscription ARR is included within footnote 1 on page 2.

2 A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2023	2022
Revenues:
Subscription	$97,290	$87,628
Perpetual license	13,155	17,798
Customer support	76,915	81,317
Other services	10,790	11,238
Total revenues	198,150	197,981
Cost of revenues:
Subscription	12,363	10,985
Perpetual license	412	626
Customer support	14,957	15,033
Other services	7,818	7,113
Total cost of revenues	35,550	33,757
Gross margin	162,600	164,224
Operating expenses:
Sales and marketing	84,127	84,919
Research and development	31,431	40,113
General and administrative	26,959	26,976
Restructuring	—	2,132
Depreciation and amortization	1,603	2,635
Total operating expenses	144,120	156,775
Income from operations	18,480	7,449
Interest income	780	261
Interest expense	(96)	(105)
Other income (expense), net	341	(389)
Income before income taxes	19,505	7,216
Income tax expense	6,876	3,705
Net income	$12,629	$3,511
Net income per common share:
Basic	$0.29	$0.08
Diluted	$0.28	$0.08
Weighted average common shares outstanding:
Basic	44,057	44,743
Diluted	44,975	45,865

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	March 31,
	2023	2023
ASSETS
Current assets:
Cash and cash equivalents	$274,589	$287,778
Trade accounts receivable, net	176,512	210,441
Assets held for sale	38,680	38,680
Other current assets	18,654	14,015
Total current assets	508,435	550,914

Property and equipment, net	8,209	8,287
Operating lease assets	11,268	11,784
Deferred commissions cost	58,848	59,612
Intangible assets, net	1,979	2,292
Goodwill	127,780	127,780
Other assets	25,213	21,905
Total assets	$741,732	$782,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$284	$108
Accrued liabilities	78,089	97,888
Current portion of operating lease liabilities	4,763	4,518
Deferred revenue	302,629	307,562
Total current liabilities	385,765	410,076

Deferred revenue, less current portion	172,219	174,393
Deferred tax liabilities, net	519	134
Long-term operating lease liabilities	7,584	8,260
Other liabilities	3,629	3,613

Total stockholders’ equity	172,016	186,098
Total liabilities and stockholders’ equity	$741,732	$782,574

Table III
Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$12,629	$3,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,632	2,977
Noncash stock-based compensation	23,724	31,095
Noncash change in fair value of equity securities	(341)	389
Amortization of deferred commissions cost	6,319	5,314
Changes in operating assets and liabilities:
Trade accounts receivable, net	28,057	9,389
Operating lease assets and liabilities, net	72	(283)
Other current assets and Other assets	(1,393)	(2,710)
Deferred commissions cost	(5,600)	(6,652)
Accounts payable	178	482
Accrued liabilities	(19,530)	(31,366)
Deferred revenue	(7,213)	10,258
Other liabilities	503	29
Net cash provided by operating activities	39,037	22,433
Cash flows from investing activities
Purchase of property and equipment	(1,147)	(867)
Purchase of equity securities	(312)	(1,015)
Net cash used in investing activities	(1,459)	(1,882)
Cash flows from financing activities
Repurchase of common stock	(51,030)	(18,923)
Proceeds from stock-based compensation plans	1,201	687
Payment of debt issuance costs	—	(63)
Net cash used in financing activities	(49,829)	(18,299)
Effects of exchange rate — changes in cash	(938)	(11,046)
Net decrease in cash and cash equivalents	(13,189)	(8,794)
Cash and cash equivalents at beginning of period	287,778	267,507
Cash and cash equivalents at end of period	$274,589	$258,713

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2023	2022
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$18,480	$7,449
Noncash stock-based compensation[1]	23,724	29,808
FICA and payroll tax expense related to stock-based compensation[2]	1,014	910
Restructuring[3]	—	2,132
Amortization of intangible assets[4]	314	314
Non-GAAP income from operations	$43,532	$40,613

GAAP net income	$12,629	$3,511
Noncash stock-based compensation[1]	23,724	29,808
FICA and payroll tax expense related to stock-based compensation[2]	1,014	910
Restructuring[3]	—	2,132
Amortization of intangible assets[4]	314	314
Non-GAAP provision for income taxes adjustment[5]	(5,154)	(7,198)
Non-GAAP net income	$32,527	$29,477

Diluted weighted average shares outstanding	44,975	45,865
Non-GAAP diluted earnings per share	$0.72	$0.64

	Three Months Ended June 30,
	2023	2022
Non-GAAP free cash flow reconciliation:
GAAP cash provided by operating activities	$39,037	$22,433
Purchase of property and equipment	(1,147)	(867)
Non-GAAP free cash flow	$37,890	$21,566

1 Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan, exclusive of stock-based compensation expense related to Commvault's restructuring activities described below in footnote 3. Refer below for the classification of stock-based compensation expense.

2 Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in-the-money stock options or vest in restricted stock awards.

3 These restructuring charges relate primarily to severance and related costs associated with headcount reductions and stock-based compensation related to modifications of existing unvested awards granted to certain employees impacted by the restructuring plan.

4 Represents noncash amortization of intangible assets.

5 The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations (EBIT), non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP free cash flow, annualized recurring revenue (ARR) and subscription ARR. This financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided its revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional Federal Insurance Contribution Act (FICA) and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault has also excluded restructuring costs and noncash amortization of intangible assets from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. The following table presents the stock-based compensation expense included in cost of revenues, sales and marketing, research and development and general and administrative ($ in thousands):

	Three Months Ended June 30,
	2023	2022
Cost of revenues	$1,690	$1,243
Sales and marketing	9,704	11,393
Research and development	5,347	9,241
General and administrative	6,983	7,931
Stock-based compensation expense	$23,724	$29,808

The components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures. Due to the limitations related to the use of non-GAAP measures, Commvault’s management assists investors by providing a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Commvault's management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP diluted EPS.

Non-GAAP free cash flow. Commvault defines this non-GAAP financial measure as net cash provided by operating activities less purchases of property and equipment. Commvault considers non-GAAP free cash flow a useful metric for Commvault management and its investors in evaluating Commvault's ability to generate cash from its business operations. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP free cash flow.